CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 19, 2011,  relating to the financial statements and financial highlights of Templeton Global Bond Fund, Templeton Global Total Return Fund and Templeton International Bond Fund which appear in the August 31, 2011 Annual Report to Shareholders of Templeton Income Trust, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Francisco, California

December 27, 2011